[Letterhead of Thelen Reid & Priest LLP]

                          July 14, 2000




Homestake Mining Company
1600 Riviera Avenue, Suite 200
Walnut Creek, CA  94596-3658

          Re:  Registration of Securities on Form S-3 for
               Homestake Mining Company

Ladies and Gentlemen:

We have acted as counsel for Homestake Mining Company, a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") relating to the proposed resale, from time to time, of 2,600,000 shares of common stock, $1.00 par value, of the Company ("Common Stock"), by the selling stockholder identified in the Registration Statement (the "Selling Stockholder").

     Please be advised that we are of the opinion that the shares of Common Stock to be offered and sold by the Selling Stockholder pursuant to the Registration Statement are legally issued, fully paid and non-assessable.

     We are members of the bar of the State of California and we express no opinion as to the laws of any state or jurisdiction other than federal laws of the United States, the laws of the State of California and the corporate law of the State of Delaware.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement on Form
S-3.

                                            Very truly yours,

                                       /s/ Thelen Reid & Priest LLP
                                       Thelen Reid & Priest LLP

MLJ/CWC

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